Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Kerri Thurston	Ted Gartner
Phone | 913/397-8200	Phone | 913/397-8200
E-Mail | investor.relations@garmin.com	E-Mail | media.relations@garmin.com

Garmin Reports First Quarter 2012 Results with Revenue and Pro Forma EPS Growth

Schaffhausen, Switzerland /May 2, 2012/Business Wire

Garmin Ltd. (Nasdaq: GRMN - news) today announced results for the fiscal quarter ended March 31, 2012.

First Quarter 2012 Financial Summary:

•	Total revenue of $557 million, up 10% from $508 million in first quarter 2011
•	Automotive/Mobile segment revenue increased 6% to $280 million
•	Outdoor segment revenue increased 16% to $77 million
•	Fitness segment revenue increased 26% to $71 million
•	Marine segment revenue increased 9% to $56 million
•	Aviation segment revenue increased 5% to $73 million
•	All geographies posted revenue growth:
•	North America revenue was $296 million compared to $280 million, up 6%
•	Europe revenue was $199 million compared to $171 million, up 16%
•	Asia revenue was $62 million compared to $57 million, up 8%
•	Gross margin improved both sequentially and year-over-year to 51% for first quarter 2012 from 48% in fourth quarter 2011 and 47% in first quarter 2011
•	Operating margin increased year-over-year to 16%, compared to 15% in first quarter 2011
•	Effective tax rate increased to 12.8% in first quarter of 2012 compared to 1.5% in first quarter 2011
•	Diluted earnings per share (EPS) decreased to $0.44 from $0.49 in first quarter 2011 due to the increased effective tax rate; pro forma diluted EPS increased 5% to $0.45 from $0.43 in the same quarter in 2011 (Pro forma earnings per share excludes the impact of foreign currency transaction gain or loss)
•	Generated $116 million of free cash flow in first quarter 2012

Note: In accordance with GAAP, the Company is deferring significant revenue and the related costs associated with high margin sales of lifetime maps, connected services and premium traffic over their economic lives. A table outlining the impact of this net deferral in both 2012 and 2011 is included for reference. Results have not been adjusted unless specifically stated as such.

Recent Business Highlights:

•	Posted revenue growth in every segment with significant growth in fitness and outdoor during first quarter.
•	Sold 2.7 million units in first quarter 2012, a 7% increase over first quarter 2011.
•	Announced our first factory-installed auto OEM relationship with Suzuki, providing infotainment systems to many of their 2013 models.

•	Delivered the Forerunner® 910XT, our much anticipated second generation triathlon-focused watch.
•	Supported the successful first flight of the Cessna M2 including the G3000 cockpit, which is slated to begin deliveries in the second half of 2013.
•	Announced marine OEM relationships with Teleflex and Viking at the 2012 Miami International Boat Show.
•	Launched the Approach® S3, a touchscreen GPS golf watch, providing a premium wristwatch solution for golfers with integrated digital scorecard.

Executive Overview from Dr. Min Kao, Chairman and Chief Executive Officer:

“The first quarter of 2012 provided strong revenue performance as each of our business segments contributed to 10% revenue growth,” said Dr. Min Kao, chairman and chief executive officer of Garmin Ltd. “This is a great way to start the year; yet, we remain cautious regarding the PND industry as much of our strength was related to global market share gains. The revenue growth of our core business segments of outdoor, fitness, aviation and marine was 14%, highlighting the continued diversification in our business model. We continue to grow our research and development investment in these segments, as well as auto OEM, in order to capitalize on the numerous long-term growth initiatives in each of them.

The outdoor segment posted revenue growth of 16% in the quarter as our golf product portfolio continued to perform well, along with dog tracking and training systems. We expect our latest golf introduction, the Approach S3 – a touchscreen GPS golf watch, to further our market share gains in this popular category.

The fitness segment posted revenue growth of 26% in the quarter as the much anticipated Forerunner 910XT, designed for multi-sport operation, began to ship. We believe the fitness category remains under-penetrated at both the high-end and low-end, which represent significant growth opportunities going forward. We intend to continue to innovate in both running and cycling to drive broader adoption of GPS technology across the price spectrum.

The aviation segment posted revenue growth of 5% as the retrofit market continues to be strong, while the OEM market recovery lags. Our focus continues to be on investment to achieve our long-term strategic initiatives of expanding our presence in the business jet and helicopter markets where we have a number of certifications underway. While our investment in these new opportunities grows, we remain committed to retaining our strong market share in the single engine and turboprop markets as well. These existing relationships are critical to us and are expected to provide another opportunity for growth when these OEM markets begin to recover.

In the marine segment, revenues grew 9% year-over-year and 30% sequentially as warm weather signaled an early start to the marine season. The boating industry is again showing signs of recovery but much uncertainty remains with high fuel prices and continued tight credit for luxury items. As we have previously highlighted, this will be a year of investment and thus, reduced operating margins. This near-term investment should deliver revenue growth, along with margin expansion, in 2013.

Looking finally at the auto/mobile segment, we posted revenue growth of 6% as we continued to gain market share in the PND category. Though pleased with the first quarter results, we do not expect PND revenue to continue to grow year over year due to industry-wide declines. However, we remain focused on our goals of market leadership and profitability in the PND market as evidenced by the stabilization of our ASPs and market share gains.

2

We were excited to announce our first factory installed auto OEM relationship with Suzuki in April. This represents a significant milestone for Garmin as we build relationships and credibility in this industry. The Suzuki infotainment system offers enhanced features and our intuitive user interface which we believe will set a benchmark for the quality and ease-of-use that Garmin can deliver.”

Financial Overview from Kevin Rauckman, Chief Financial Officer:

“We posted our second straight quarter of revenue and operating income growth, as trends across many of our segments continued to be positive,” said Kevin Rauckman, chief financial officer of Garmin Ltd. “The year has started well for us. We are now tasked with continuing the positive sales momentum and market share gains while also focusing on profitability.

Gross margin for the overall business was 51% in the first quarter improving from 47% in the prior year largely driven by the automotive/mobile segment, where gross margin improved to 39%, partially driven by the amortization of previously deferred high margin revenues, a reduced per unit deferral rate as discussed in the Company’s 10K for December 31, 2011 filed with the Securities and Exchange Commission and product mix. Segment mix contributed to the overall strong gross margin. The strong automotive/mobile and fitness gross margins were partially offset by a 500 basis point decline in marine gross margin due to product mix shifting toward fish finders and low-priced marine handhelds.

Operating margin for the overall business improved to 16% when compared with 15% in the year-ago quarter with the gross margin improvement partially offset by an increase in operating expenses as a percentage of sales. Total operating expenses increased $30 million year-over-year and by 250 basis points as a percent of sales. Advertising and research and development expense increased by $4 million and $9 million, respectively, as we continue to invest for future growth. Marine and aviation research and development increased 31% and 15%, respectively, as long-term OEM opportunities are funded. Other selling, general and administrative costs increased by $17 million on a year-over-year basis. The increase was primarily due to acquisitions made in the second half of 2011. As in prior years, we believe that the first quarter will represent the low point for operating margins and with increased sales volumes during the remainder of the year, profitability levels are expected to improve.

Our tax rate in the first quarter was 12.8% compared to 1.5% in the first quarter of 2011 when we benefitted from the release of reserves related to the expiration of certain statutes for Garmin Europe. We expect the 2012 full year tax rate to be approximately 13%.

Free cash flow generation continued to be strong with $116 million generated in the quarter. We had a cash and marketable securities balance of over $2.5 billion at the end of the quarter. We intend to continue to fund our quarterly dividend and future acquisitions with our strong cash position.”

3

Dividend Update

As announced in February, the Board will recommend to the shareholders for approval at the annual meeting to be held on June 1, 2012 a cash dividend in the amount of $1.80 per share (subject to possible adjustment based on the total amount of the dividend in Swiss Francs as approved at the annual meeting)  payable in quarterly installments.

Non-GAAP Measures

Pro forma net income (earnings) per share

Management believes that net income per share before the impact of foreign currency translation gain or loss is an important measure. The majority of the Company’s consolidated foreign currency gain or a loss result from transactions involving the Euro, the British Pound Sterling and the Taiwan Dollar and from the exchange rate impact of the significant cash and marketable securities, receivables and payables held in U.S. dollars at the end of each reporting period by the Company’s various non U.S. subsidiaries. Such gain or loss is required under GAAP because the functional currency of the subsidiaries differs from the currency in which various assets and liabilities are held. However, there is minimal cash impact from such foreign currency gain or loss. Accordingly, earnings per share before the impact of foreign currency translation gain or loss allow an assessment of the Company’s operating performance before the non-cash impact of the position of the U.S. Dollar versus other currencies, which permits a consistent comparison of results between periods.

The following table contains a reconciliation of GAAP net income per share to pro forma net income per share.

Garmin Ltd. And Subsidiaries

Net income per share (Pro Forma)

(in thousands, except per share information)

	13-Weeks Ended
	March 31,	March 26,
	2012	2011
Net Income (GAAP)	$86,858	$95,482
Foreign currency (gain) / loss, net of tax effects	$1,736	$(11,959)
Net income (Pro Forma)	$88,594	$83,523

Net income per share (GAAP):
Basic	$0.45	$0.49
Diluted	$0.44	$0.49

Net income per share (Pro Forma):
Basic	$0.45	$0.43
Diluted	$0.45	$0.43

Weighted average common shares outstanding:
Basic	194,742	193,922
Diluted	195,673	194,720

4

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow less capital expenditures for property and equipment.

The following table contains a reconciliation of GAAP net cash provided by operating activities to free cash flow.

Garmin Ltd. And Subsidiaries

Free Cash Flow

(in thousands)

	13-Weeks Ended
	March 31,	March 26,
	2012	2011
Net cash provided by operating activities	$122,228	$207,599
Less: purchases of property and equipment	$(5,758)	$(7,178)
Free Cash Flow	$116,470	$200,421

Net deferred revenues and costs

The following table illustrates the effect of deferred revenues and costs, net of the amortization of previous deferrals, associated with certain products bundled with content and services. These deferred revenues and costs are being amortized over the estimated economic lives of the products. Additional details will be available in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 and are available in the Annual Report on Form 10-K for the year ended December 31, 2011 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983).

5

Garmin Ltd. And Subsidiaries

Net Deferred Revenue Impact (Unaudited)

(In thousands, except per share information)

	13-Weeks Ended
	March 31,	March 26,
	2012	2011
Net sales	$723	$(21,826)
Cost of goods sold	154	(3,905)
Gross profit	569	(17,921)

Operating income	569	(17,921)

Income tax provision based on normalized tax effects	73	(267)

Net income	$496	$(17,654)

Net income per share:
Basic	$0.00	$(0.09)
Diluted	$0.00	$(0.09)

Earnings Call Information

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, May 2, 2012 at 10:30 a.m. Eastern
Where:	http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html
How:	Simply log on to the web at the address above or call to listen in at (888) 359-3610
Contact:	investor.relations@garmin.com

An archive of the live webcast will be available until June 1, 2012 on the Garmin website at http://www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business. Any statements regarding the company’s estimated earnings and revenue for fiscal 2012, the Company’s expected segment revenue growth rate, margins, new products to be introduced in 2012 and the company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 31, 2011 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2011 Form 10-K can be downloaded from

http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

The global leader in satellite navigation, Garmin Ltd. and its subsidiaries have designed, manufactured, marketed and sold navigation, communication and information devices and applications since 1989 – most of which are enabled by GPS technology.  Garmin’s products serve automotive, mobile, wireless, outdoor recreation, marine, aviation, and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin's virtual pressroom at www.garmin.com/pressroom or contact the Media Relations department at 913-397-8200.

Garmin, Forerunner, and Approach are registered trademarks of Garmin Ltd. or its subsidiaries. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

6

Garmin Ltd. And Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share information)

	(Unaudited)
	March 31,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$1,285,791	$1,287,160
Marketable securities	89,356	111,153
Accounts receivable, net	430,145	607,450
Inventories, net	407,476	397,741
Deferred income taxes	46,363	42,957
Deferred costs	41,831	40,033
Prepaid expenses and other current assets	48,304	69,790
Total current assets	2,349,266	2,556,284

Property and equipment, net	412,592	417,105

Marketable securities	1,161,109	1,097,002
Restricted cash	828	771
Licensing agreements, net	5,658	5,517
Noncurrent deferred income tax	107,190	107,190
Noncurrent deferred costs	38,871	40,823
Other intangible assets, net	249,279	246,646
Total assets	$4,324,793	$4,471,338

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$109,232	$164,010
Salaries and benefits payable	46,180	45,964
Accrued warranty costs	42,792	46,773
Accrued sales program costs	32,452	52,262
Deferred revenue	199,302	188,987
Accrued royalty costs	14,441	99,025
Accrued advertising expense	10,896	31,915
Other accrued expenses	66,416	67,912
Deferred income taxes	6,675	5,782
Income taxes payable	66,156	77,784
Dividend payable	-	77,865
Total current liabilities	$594,542	$858,279

Deferred income taxes	7,235	4,951
Non-current income taxes	165,457	161,904
Non-current deferred revenue	177,095	188,132
Other liabilities	1,059	1,491

Stockholders' equity:
Shares, CHF 10 par value, 208,077,418 shares authorized and issued; 194,806,698 shares outstanding at March 31, 2012; and 194,662,617 shares outstanding at December 31, 2011	1,797,435	1,797,435
Additional paid-in capital	70,688	61,869
Treasury stock	(98,778)	(103,498)
Retained earnings	1,500,390	1,413,582
Accumulated other comprehensive income	109,670	87,193
Total stockholders' equity	3,379,405	3,256,581
Total liabilities and stockholders' equity	$4,324,793	$4,471,338

7

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except per share information)

	13-Weeks Ended
	March 31,	March 26,
	2012	2011
Net sales	$556,597	$507,834

Cost of goods sold	272,838	269,460

Gross profit	283,759	238,374

Advertising expense	23,591	19,956
Selling, general and administrative expense	90,116	73,187
Research and development expense	79,719	70,478
Total operating expense	193,426	163,621

Operating income	90,333	74,753

Other income (expense):
Interest income	9,671	7,214
Foreign currency gains (losses)	(1,989)	12,140
Other	1,541	2,819
Total other income (expense)	9,223	22,173

Income before income taxes	99,556	96,926

Income tax provision	12,698	1,444

Net income	$86,858	$95,482

Net income per share:
Basic	$0.45	$0.49
Diluted	$0.44	$0.49

Weighted average common shares outstanding:
Basic	194,742	193,922
Diluted	195,673	194,720

8

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	13-Weeks Ended
	March 31,	March 26,
	2012	2011
Operating Activities:
Net income	$86,858	$95,482
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	13,790	13,839
Amortization	11,609	8,583
Loss (gain) on sale of property and equipment	10	(2)
Provision for doubtful accounts	1,037	(858)
Deferred income taxes	(2,271)	1,023
Unrealized foreign currency losses	3,626	867
Provision for obsolete and slow moving inventories	7,858	(4,349)
Stock compensation expense	9,844	8,666
Realized gains on marketable securities	(635)	(1,492)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	185,166	327,151
Inventories	(12,506)	(11,067)
Other current assets	22,299	(20,372)
Accounts payable	(58,319)	(17,573)
Other current and non-current liabilities	(128,093)	(190,770)
Deferred revenue	(884)	21,826
Deferred cost	186	(3,905)
Income taxes payable	(11,998)	(16,550)
License fees	(5,349)	(2,900)
Net cash provided by operating activities	122,228	207,599

Investing activities:
Purchases of property and equipment	(5,758)	(7,178)
Proceeds from sale of property and equipment	2	-
Purchase of intangible assets	(2,929)	(2,626)
Purchase of marketable securities	(250,431)	(363,263)
Redemption of marketable securities	207,143	98,614
Change in restricted cash	(57)	(112)
Acquisitions, net of cash acquired	(2,816)	-
Net cash used in investing activities	(54,846)	(274,565)

Financing activities:
Dividends paid	(77,915)	-
Issuance of treasury stock related to equity awards	2,883	8,941
Tax benefit from issuance of equity awards	860	787
Purchase of treasury stock	(311)	(5,900)
Net cash (used in)/provided by financing activities	(74,483)	3,828

Effect of exchange rate changes on cash and cash equivalents	5,732	12,817

Net decrease in cash and cash equivalents	(1,369)	(50,321)
Cash and cash equivalents at beginning of period	1,287,160	1,260,936
Cash and cash equivalents at end of period	$1,285,791	$1,210,615

9

Garmin Ltd. And Subsidiaries

Revenue, Gross Profit, and Operating Income by Segment (Unaudited)

	Reporting Segments
				Auto/
	Outdoor	Fitness	Marine	Mobile	Aviation	Total

13-Weeks Ended March 31, 2012

Net sales	$77,162	$71,215	$56,064	$279,269	$72,887	$556,597
Gross profit	$47,262	$43,494	$33,496	$109,831	$49,676	$283,759
Operating income	$25,909	$20,651	$8,778	$17,935	$17,060	$90,333

13-Weeks Ended March 26, 2011

Net sales	$66,450	$56,367	$51,308	$264,550	$69,159	$507,834
Gross profit	$41,353	$33,792	$33,198	$82,551	$47,480	$238,374
Operating income	$24,807	$15,457	$15,133	$1,595	$17,761	$74,753

10